Exhibit 10.1

CUMMINGS PROPERTIES MANAGEMENT, INC.
STANDARD FORM

COMMERCIAL LEASE

             In consideration of the covenants herein contained, Cummings Properties Management, Inc., hereinafter called LESSOR, does hereby lease to Coulter Cellular Therapies, Inc. (a Massachusetts corporation), 20 Hampden Street, Roxbury, Massachusetts 02119 hereinafter called LESSEE, the following described premises, hereinafter called the leased premises:  approximately 33,048 square feet (including 10.65% common area) at 200 Boston Avenue, Suites 2100, 2400, 2600, 2900 and 1475, Medford, Massachusetts 02155.

             TO HAVE AND HOLD the leased premises for a term of five (5) years commencing at noon on October 1, 1998 and ending at noon on September 30, 2003 unless sooner terminated as herein provided.  LESSOR and LESSEE now covenant and agree that the following terms and conditions shall govern this lease during the term hereof and for such further time as LESSEE shall hold the leased premises.

             1.          RENT.  LESSEE shall pay to LESSOR base rent at the rate of six hundred sixty-nine thousand two hundred twenty-two U.S. dollars per year, drawn on a U.S. bank, payable in advance in monthly installments of $55.768.50 on the first day in each calendar month in advance, the first monthly payment to be made upon LESSEE’s execution of this lease, including payment in advance of appropriate fractions of a monthly payment for any portion of a month at the commencement or end of said lease term.  All payments shall be made to LESSOR or agent at 200 West Cummings Park, Woburn, Massachusetts 01801, or at such other place as LESSOR shall from time to time in writing designate.  If the “Cost of Living” has increased as shown by the Consumer Price Index (Boston, Massachusetts, all items, all urban consumers), U.S. Bureau of Labor Statistics, the amount of base rent due during each calendar year of this lease and any extensions thereof shall be annually adjusted in proportion to any increase in the Index.  All such adjustments shall take place with the rent due on January 1 of each year during the lease term.  The base month from which to determine the amount of each increase in the Index shall be January 1999, which figure shall be compared with the figure for November 1999, and each November thereafter to determine the percentage increase (if any) in the base rent to be paid during the following calendar year.  In the event that the Consumer Price Index as presently computed is discontinued as a measure of “Cost of Living” changes, any adjustment shall then be made on the basis of a comparable index then in general use.

             2.          SECURITY DEPOSIT.  LESSEE shall pay to LESSOR a security deposit in the amount of one hundred ten thousand (110,000.00) U.S. dollars upon the execution of this lease by LESSEE, which shall be held as security for LESSEE’s performance as herein provided and refunded to LESSEE without interest at the end of this lease, subject to LESSEE’s satisfactory compliance with the conditions hereof.  See Paragraph T of Rider to Lease.  LESSEE may not apply the security deposit to payment of the last month’s rent.  In the event of any default or breach of this lease by LESSEE, LESSOR may immediately apply the security deposit first to any unamortized improvements completed for LESSEE’s occupancy, then to offset any outstanding invoice or other payment due to LESSOR, with the balance applied to outstanding rent.  If all or any portion of the security deposit is applied to cure a default or breach during the term of the lease, LESSEE shall be responsible for restoring said deposit forthwith, and failure to do so shall be considered a substantial default under the lease.  LESSEE’s failure to remit the full security deposit or any portion thereof when due shall also constitute a substantial lease default.  Until such time as LESSEE pays the security deposit and first month’s rent, LESSOR may declare this lease null and void for failure of consideration.

             3.          USE OF PREMISES.  LESSEE shall use the leased premises only for the purpose of executive and administrative offices, laboratory, research and development, and light manufacturing.

             4.          ADDITIONAL RENT.  LESSEE shall pay to LESSOR as additional rent a proportionate share (based on square footage leased by LESSEE as compared with the total leaseable square footage of the building of which the leased premises are a part) of any increase in the real estate taxes levied against the land and building of which the leased premises are a part (hereinafter called the building), whether such increase is caused by an increase in the tax rate, or the assessment on the property, or a change in the method of determining real estate taxes.  LESSEE shall make payment within thirty (30) days of written notice from LESSOR that such increased taxes are payable, and any additional rent shall be prorated should the lease terminate before the end of any tax year.  The base from which to determine the amount of any increase in taxes shall be the rate and the assessment in effect as of July 1, 1998.

             5.          UTILITIES.  LESSOR shall provide equipment per LESSOR’s building standard specifications to heat the leased premises in season and to cool all office areas between May 1 and November 1.  LESSEE shall pay all charges for utilities used on the leased premises, including electricity, gas, oil, water and sewer.  LESSEE shall pay the utility provider or LESSOR, as applicable, for all such utility charges as determined by separate meters serving the leased premises and/or as a proportionate share of the utility charges for the building if not separately metered.  LESSEE shall also pay LESSOR a proportionate share of any other reasonable fees and charges relating in any way to utility use at the building.  No plumbing, construction or electrical work of any type shall be done without LESSOR’s prior written approval and LESSEE obtaining the appropriate municipal permit.

             6.          COMPLIANCE WITH LAWS.  LESSEE acknowledges that no trade, occupation, activity or work shall be conducted in the leased premises or use made thereof which may be unlawful, improper, noisy, offensive, or contrary to any applicable statute, regulation, ordinance or bylaw.  LESSEE shall keep all employees working in the leased premises covered by Worker’s Compensation Insurance and shall obtain any licenses and permits necessary for LESSEE’s occupancy.  LESSEE shall be responsible for causing the leased premises and any alterations by LESSEE which are allowed hereunder to be in full compliance with any applicable statute, regulation, ordinance or bylaws.  LESSOR shall be responsible for causing the common areas (as defined in Section 15) to comply with laws.

             7.          FIRE, CASUALTY, EMINENT DOMAIN.  Should a substantial portion of the leased premises, or of the property of which they are a part, be substantially damaged by fire or other casualty, or be taken by eminent domain, LESSOR may elect to terminate this lease.  When such fire, casualty, or taking renders the leased premises substantially unsuitable for their intended use, a just and proportionate abatement of rent shall be made, and LESSEE may elect to terminate this lease if:  (a) LESSOR fails to give written notice within thirty (30) days of intention to restore the leased premises, or (b) LESSOR fails to restore the leased premises to a condition substantially suitable for their intended use within ninety (90) days of said fire, casualty or taking.  LESSOR reserves all rights for damages or injury to the leased premises for any taking by eminent domain, except for damage to LESSEE’s property or equipment.

             8.          FIRE INSURANCE.  LESSEE shall not permit any use of the leased premises which will adversely affect or make voidable any insurance on the property of which the leased premises are a part, or on the contents of said property, or which shall be contrary to any law or regulation from time to time established by the Insurance Services Office (or successor), local Fire Department, LESSOR’s insurer, or any similar body.  LESSEE shall on demand reimburse LESSOR, and all other tenants, all extra insurance premiums caused by LESSEE’s use of the leased premises.  LESSEE shall not vacate the leased premises or permit same to be unoccupied other than during LESSEE’s customary non-business days or hours unless LESSEE continues to pay rent and comply with its obligations under this lease.

             9.          MAINTENANCE OF PREMISES.  LESSOR will be responsible for all structural maintenance of the leased premises and for the normal daytime maintenance of all common areas, space heating and cooling equipment, sprinklers, doors, locks, plumbing, and electrical wiring, but specifically excluding damage caused by the careless, malicious, willful, or negligent acts of LESSEE or others, chemical, water or corrosion damage from any source, and maintenance of any non “building standard” leasehold improvements.  LESSEE agrees to maintain at its expense all other aspects of the leased premises in the same condition as they are at the commencement of the term or as they may be put in during the term of this lease, normal wear and tear and damage by fire or other casualty only excepted, and whenever necessary, to replace light bulbs, plate glass and other glass therein, acknowledging that the leased premises will be in good order and the light bulbs and glass whole.  LESSEE will properly control or vent all solvents, degreasers, smoke, odors, etc. and shall not cause the area surrounding the leased premises to be in anything other than a neat and clean condition, depositing all waste in appropriate receptacles.  LESSEE shall be solely responsible for any damage to plumbing equipment, sanitary lines, or any other portion of the building which results from the discharge or use of any acid or corrosive substance by LESSEE.  LESSEE shall not permit the leased premises to be overloaded, damaged, stripped or defaced, nor suffer any waste, and will not keep animals within the leased premises.  If the leased premises include any wooden mezzanine type space, the floor capacity of such space is suitable only for office use, light storage or assembly work.  LESSEE will protect any carpet with plastic or masonite chair pads under any rolling chairs.  Unless heat is provided at LESSOR’s expense, LESSEE shall maintain sufficient heat to prevent freezing of pipes or other damage.  Any increase in air conditioning equipment or electrical capacity or any installation or maintenance of equipment which is necessitated by some specific aspect of LESSEE’s use of the leased premises shall be LESSEE’s sole responsibility, at LESSEE’s expense and subject to LESSOR’s prior written consent.  All maintenance provided by LESSOR shall be during LESSOR’s normal business hours.

             10.        ALTERATIONS.  LESSEE shall not make structural alterations or additions of any kind to the leased premises, but may make nonstructural alterations provided LESSOR consents thereto in writing.  All such allowed alterations shall be at LESSEE’s expense and shall conform with LESSOR’s construction specifications.  If LESSOR or LESSOR’s agent provides any services or maintenance for LESSEE in connection with such alterations or otherwise under this lease, any just invoice will be promptly paid.  LESSEE shall not permit any mechanics’ liens, or similar liens, to remain upon the leased premises in connection with work of any character performed or claimed to have been performed at the direction of LESSEE and shall cause any such lien to be released or removed forthwith without cost to LESSOR.  Any alterations or additions shall become part of the leased premises and the property of LESSOR.  See Paragraph P of Rider to Lease.  Any alterations completed by LESSOR or LESSEE shall be LESSOR’s “building standard” unless noted otherwise.  LESSOR shall have the right at any time to change the arrangement of parking areas, stairs, walkways or other common areas of the building.

             11.        ASSIGNMENT OR SUBLEASING.  LESSEE shall not assign this lease or sublet or allow any other firm or individual to occupy the whole or any part of the leased premises without LESSOR’s prior written consent.  Notwithstanding such assignment or subleasing, LESSEE and GUARANTOR shall remain liable to LESSOR for the payment of all rent and for the full performance of the covenants and conditions of this lease.  LESSEE shall pay LESSOR promptly for legal and administrative expenses incurred by LESSOR in connection with any consent requested hereunder by LESSEE.  See Paragraph K and L of Rider to Lease.

             12.        SUBORDINATION.  This lease shall be subject and subordinate to any and all mortgages and other instruments in the nature of a mortgage, now or at any time hereafter, and LESSEE shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this lease to said mortgages or other such instruments in the nature of a mortgage.

             13.        LESSOR’S ACCESS.  LESSOR or agents of LESSOR may at any reasonable time, upon reasonable notice except in the case of an emergency, enter to view the leased premises, to make repairs and alterations as LESSOR should elect to do for the leased premises, the common areas or any other portions of the building, to make repairs which LESSEE is required but has failed to do, and during the last six months of the lease to show the leased premises to others.

             14.        SNOW REMOVAL.  The plowing of snow from all roadways and unobstructed parking areas shall be at the sole expense of LESSOR.  The control of snow and ice on all walkways, steps and loading areas serving the leased premises and all other areas not readily accessible to plows shall be the sole responsibility of LESSOR.  Notwithstanding the foregoing, however, LESSEE shall hold LESSOR and OWNER harmless from any and all claims by LESSEE’s agents, representatives, employees, callers or invitees for damage or personal injury resulting in any way from snow or ice on any area serving the leased premises.

             15.        ACCESS AND PARKING.  LESSEE shall have the right without additional charge to use parking facilities provided for the leased premises in common with others entitled to the use thereof.  Said parking areas plus any stairs, corridors, walkways, elevators or other common areas (hereinafter collectively called the common areas) shall in all cases be considered a part of the leased premises when they are used by LESSEE or LESSEE’s employees, agents, callers or invitees.  LESSEE will not obstruct in any manner any portion of the building or the walkways or approaches to the building, and will conform to all rules and regulations now or hereafter made by LESSOR for parking, and for the care, use, or alteration of the building, its facilities and approaches.  LESSEE further warrants that LESSEE will not permit any employee or visitor to violate this or any other covenant or obligation of LESSEE.  No unattended parking (i.e., when a vehicle’s driver is not available at the leased premises) will be permitted between 7:00 PM and 7:00 AM without LESSOR’s prior written approval, and from December 1 through March 31 annually, such parking shall be permitted only in those areas specifically designated for assigned overnight parking.  Unregistered or disabled vehicles, or storage trailers of any type, may not be parked at any time.  LESSOR may tow, at LESSEE’s sole risk and expense, any misparked vehicle belonging to LESSEE or LESSEE’s agents, employees, invitees or callers, at any time.  LESSOR shall not be responsible for providing any security services for the leased premises.

             16.        LIABILITY.  LESSEE shall be solely responsible as between LESSOR and LESSEE for deaths or personal injuries to all persons whomsoever occurring in or on the leased premises (including any common areas that are considered part of the leased premises hereunder) from whatever cause arising, and damage to property to whomsoever belonging arising out of the use, control, condition or occupation of the leased premises by LESSEE; and LESSEE agrees to indemnify and save harmless LESSOR and OWNER from any and all liability, including but not limited to costs, expenses, damages, causes of action, claims, judgments and attorney’s fees caused by or in any way growing out of any matters aforesaid, except for death, personal injuries or property damage directly resulting from the sole or gross negligence of LESSOR.

             17.        INSURANCE.  LESSEE will secure and carry at its own expense a commercial general liability policy insuring LESSEE, LESSOR and OWNER against any claims based on bodily injury (including death) or property damage arising out of the condition of the leased premises (including any common areas that are considered part of the leased premises hereunder) or their use by LESSEE, such policy to insure LESSEE, LESSOR and OWNER against any claim up to One Million (1,000,000) Dollars in the case of any one accident involving bodily injury (including death), and up to One Million (1,000,000) Dollars against any claim for damage to property.  LESSOR and OWNER shall be included in each such policy as additional insureds using ISO Form CG 20 26 11 85 or some other form approved by LESSOR.  LESSEE will file with LESSOR prior to occupancy certificates and any applicable riders or endorsements showing that such insurance is in force, and thereafter will file renewal certificates prior to the expiration of any such policies.  All such insurance certificates shall provide that such policies shall not be cancelled without at least ten (10) days prior written notice to each insured.  In the event LESSEE shall fail to provide or maintain such insurance at any time during the term of this lease, then LESSOR may elect to contract for such insurance at LESSEE’s expense.

             18.        SIGNS.  LESSOR authorizes, and LESSEE at LESSEE’s expense agrees to erect promptly upon commencement of this lease, signage for the leased premises in accordance with LESSOR’s building standards for style, size, location, etc.  LESSEE shall obtain the prior written consent of LESSOR before erecting any sign on the leased premises, which consent shall include approval as to size, wording, design and location.  LESSOR may remove and dispose of any sign not approved, erected or displayed in conformance with this lease.

             19.        BROKERAGE.  LESSEE warrants and represents to LESSOR that LESSEE has dealt with no broker or third person with respect to this lease except for Keith Coulter of McPherson Corporation, and LESSEE agrees to indemnify LESSOR against any brokerage claims arising by virtue of this lease.  LESSOR warrants and represents to LESSEE that LESSOR has employed no exclusive broker or agent in connection with the letting of the leased premises.

             20.        DEFAULT AND ACCELERATION OF RENT.  In the event that:  (a) any assignment for the benefit of creditors, trust mortgage, receivership or other insolvency proceeding shall be made or instituted with respect to LESSEE or LESSEE’s property; (b) LESSEE shall default in the observance or performance of any of LESSEE’s covenants, agreements, or obligations hereunder, other than substantial monetary payments as provided below, and such default shall not be corrected within ten (10) days after written notice thereof or in the event such default cannot be cured within said 10 days period, LESSEE shall not have commenced to cure and be diligently proceeding to cure within said ten (10) days, or (c) LESSEE vacates the leased premises without continuing to pay rent, then LESSOR shall have the right thereafter, while such default continues and without demand or further notice, to re-enter and take possession of the leased premises, to declare the term of this lease ended, and to remove LESSEE’s effects, without being guilty of any manner of trespass, and without prejudice to any remedies which might be otherwise used for arrears of rent or other default or breach of the lease.  If LESSEE shall default in the payment of the security deposit, rent, taxes, substantial invoice from LESSOR or LESSOR’s agent for goods and/or services or other sum herein specified, and, such default shall continue for ten (10) days after written notice thereof, and, because both parties agree that nonpayment of said sums when due is a substantial breach of the lease, and because the payment of rent in monthly installments is for the sole benefit and convenience of LESSEE, then in addition to the foregoing remedies the entire balance of rent which is due hereunder shall become immediately due and payable as liquidated damages.  LESSOR, without being under any obligation to do so and without thereby waiving any default, may remedy same for the account and at the expense of LESSEE.  If LESSOR pays or incurs any obligations for the payment of money in connection therewith, such sums paid or obligations incurred plus interest and costs, shall be paid to LESSOR by LESSEE as additional rent.  Any sums received by LESSOR from or on behalf of LESSEE at any time shall be applied first to any unamortized improvements completed for LESSEE’s occupancy, then to offset any outstanding invoice or other payment due to LESSOR, with the balance applied to outstanding rent.  LESSEE agrees to pay reasonable attorney’s fees and/or administrative costs incurred by LESSOR in enforcing any or all obligations of LESSEE under this lease at any time.  LESSEE shall pay LESSOR interest at the rate of eighteen (18) percent per annum on any payment from LESSEE to LESSOR which is past due.

             21.        NOTICE.  Any notice from LESSOR to LESSEE relating to the leased premises or to the occupancy thereof shall be deemed duly served when served by constable, or sent to the leased premises by certified mail, return receipt requested, postage prepaid, addressed to LESSEE.  Any notice from LESSEE to LESSOR relating to the leased premises or to the occupancy thereof shall be deemed duly served when served by constable, or delivered to LESSOR by certified mail, return receipt requested, postage prepaid, addressed to LESSOR at 200 West Cummings Park, Woburn, MA 01801 or at LESSOR’s last designated address.  No oral notice or representation shall have any force or effect.  Time is of the essence in the service of any notice.

             22.        OCCUPANCY.  In the event that LESSEE takes possession of said leased premises prior to the start of the lease term, LESSEE will perform and observe all of LESSEE’s covenants from the date upon which LESSEE takes possession except the obligation for the payment of extra rent for any period of less than one month.  LESSEE shall not remove LESSEE’s goods or property from the leased premises other than in the ordinary and usual course of business, without having first paid and satisfied LESSOR for all rent which may become due during the entire term of this lease.  In the event that LESSEE continues to occupy or control all or any part of the leased premises after the agreed termination of this lease without the written permission of LESSOR, then LESSEE shall be liable to LESSOR for any and all loss, damages or expenses incurred by LESSOR, and all other terms of this lease shall continue to apply except that rent shall be due in full monthly installments at a rate of one hundred fifty (150) percent of that which would otherwise be due under this lease, it being understood between the parties that such extended occupancy is as a tenant at sufferance and is solely for the benefit and convenience of LESSEE and as such has greater rental value.  LESSEE’s control or occupancy of all or any part of the leased premises beyond noon on the last day of any monthly rental period shall constitute LESSEE’s occupancy for an entire additional month, and increased rent as provided in this section shall be due and payable immediately in advance.  LESSOR’s acceptance of any payments from LESSEE during such extended occupancy shall not alter LESSEE’s status as a tenant at sufferance.

             23.        FIRE PREVENTION.  LESSEE agrees to use every reasonable precaution against fire and agrees to provide and maintain approved, labeled fire extinguishers, emergency lighting equipment, and exit signs and complete any other modifications within the leased premises as required or recommended by the Insurance Services Office (or successor organization), OSHA, the local Fire Department, or any similar body.

             24.        OUTSIDE AREA.  Any goods, equipment, or things of any type or description held or stored in any common area without LESSOR’s prior written consent shall be deemed abandoned and may be removed by LESSOR at LESSEE’s expense without notice.  LESSEE shall maintain a building standard size dumpster in a location approved by LESSOR, which dumpster shall be provided and served at LESSEE’s expense by whichever disposal firm may from time to time be designated by LESSOR.  Alternatively, if a shared dumpster or compactor is provided by LESSOR, LESSEE shall pay its proportionate share of any costs associated therewith.

             25.        ENVIRONMENT.  LESSEE will so conduct and operate the leased premises as not to interfere in any way with the use and enjoyment of other portions of the same or neighboring buildings by others by reason of odors, smoke, exhaust, smells, noise, pets, accumulation of garbage or trash, vermin or other pests, or otherwise, and will at its expense employ a professional pest control service if necessary.  LESSEE agrees to maintain efficient and effective devices for preventing damage to heating equipment from solvents, degreasers, cutting oils, propellants, etc. which may be present at the leased premises.  Except as otherwise provided in Paragraph N of the Rider to Lease, no hazardous materials or wastes shall be stored, disposed of, or allowed to remain at the leased premises at any time, and LESSEE shall be solely responsible for any an all corrosion or other damages associated with the use, storage and/or disposal of same by LESSEE.

             26.        RESPONSIBILITY.  Neither LESSOR nor OWNER shall be held liable to anyone for loss or damage caused in any way by the use, leakage, seepage or escape of water from any source, or for the cessation of any service rendered customarily to said premises or buildings, or agreed to by the terms of this lease, due to any accident, the making of repairs, alterations or improvements, labor difficulties, weather conditions, mechanical breakdowns, trouble or scarcity in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for said building, or any cause beyond LESSOR’s immediate control.

             27.        SURRENDER.  LESSEE shall at the termination of this lease remove all of LESSEE’s goods and effects from the leased premises.  LESSEE shall deliver to LESSOR the leased premises and all keys and locks thereto, all fixtures and equipment connected therewith, and all alterations, additions and improvements made to or upon the leased premises, whether completed by LESSEE, LESSOR or others, including but not limited to any offices, partitions, window blinds, floor coverings (including computer floors), plumbing and plumbing fixtures, air conditioning equipment and ductwork of any type, exhaust fans or heaters, water coolers, burglar alarms, telephone wiring, telephone equipment, air or gas distribution piping, compressors, overhead cranes, hoists, trolleys or conveyors, counters, shelving or signs attached to walls or floors, all electrical work, including but not limited to lighting fixtures of any type, wiring, conduit, EMT, transformers, distribution panels, bus ducts, raceways, outlets and disconnects, and furnishings or equipment which have been bolted, welded, nailed, screwed, glued or otherwise attached to any wall, floor, ceiling, roof, pavement or ground, or which have been directly wired to any portion of the electrical system or which have been plumbed to the water supply, drainage or venting systems serving the leased premises.  LESSEE shall deliver the leased premises sanitized from any chemicals or other contaminants, and broom clean and in the same condition as they were at the commencement of this lease or any prior lease between the parties for the leased premises, or as they were modified during said term with LESSOR’s written consent, reasonable wear and tear and damage by fire or other casualty only excepted.  In the event of LESSEE’s failure to remove any of LESSEE’s property from the leased premises upon termination of the lease, LESSOR is hereby authorized, without liability to LESSEE for loss or damage thereto, and at the sole risk of LESSEE, to remove and store any such property at LESSEE’s expense, or to retain same under LESSOR’s control, or to sell at public or private sale (without notice), any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such abandoned property.  In no case shall the leased premises be deemed surrendered to LESSOR until the termination date provided herein or such other date as may be specified in a written agreement between the parties, notwithstanding the delivery of any keys to LESSOR.  See Paragraph P of the Rider to Lease.

             28.        GENERAL.  (a) The invalidity or unenforceability of any provision of this lease shall not affect or render invalid or unenforceable any other provision hereof.  (b) The obligations of this lease shall run with the land, and this lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that LESSOR and OWNER shall be liable only for obligations occurring while lessor, owner, or master lessee of the premises.  (c) Any action or proceeding arising out of the subject matter of this lease shall be brought by LESSEE within one year after the cause of action has occurred and only in a court of the Commonwealth of Massachusetts.  (d) If LESSOR is acting under or as agent for any trust or corporation, the obligations of LESSOR shall be binding upon the trust or corporation, but not upon any trustee, officer, director, shareholder, or beneficiary of the trust or corporation individually.  (e) If LESSOR is not the owner (OWNER) of the leased premises, LESSOR represents that said OWNER has agreed to be bound by the terms of this lease unless LESSEE is in default hereof.  (f) This lease is made and delivered in the Commonwealth of Massachusetts, and shall be interpreted, construed, and enforced in accordance with the laws thereof.  (g) This lease was the result of negotiations between parties of equal bargaining strength, and when executed by both parties shall constitute the entire agreement between the parties, superseding all prior oral and written agreements, representations, statements and negotiations relating in any way to the subject matter herein.  This lease may not be extended or amended except by written agreement signed by both parties or as otherwise provided herein, and no other subsequent oral or written representation shall have any effect hereon.  (h) Notwithstanding any other statements herein, LESSOR makes no warranty, express or implied, concerning the suitability of the leased premises for LESSEE’s intended use; (i) LESSEE agrees that if LESSOR does not deliver possession of the leased premises as herein provided for any reason, LESSOR shall not be liable for any damages to LESSEE for such failure, but LESSOR agrees to use reasonable efforts to deliver possession to LESSEE at the earliest possible date.  A proportionate abatement of rent, excluding the cost of any amortized improvements to the leased premises, for such time as LESSEE may be deprived of possession of the leased premises, except where a delay in delivery is caused in any way by LESSEE, shall be LESSEE’s sole remedy.  (j) Neither the submission of this lease form, nor the prospective acceptance of the security deposit and/or rent shall constitute a reservation of or option for the leased premises, or an offer to lease, it being expressly understood and agreed that this lease shall not bind either party in any manner whatsoever until it has been executed by both parties.  (k) LESSEE shall not be entitled to exercise any option contained herein if LESSEE is at that time in default of any terms or conditions hereof.  (l) Except as otherwise provided herein, LESSOR, OWNER and LESSEE shall not be liable for any special, incidental, indirect or consequential damages, including but not limited to lost profits or loss of business, arising out of or in any manner connected with performance or nonperformance under this lease, even if any party has knowledge of the possibility of such damages.  (m) The headings in this lease are for convenience only and shall not be considered part of the terms hereof.  (n) No endorsement by LESSEE on any check shall bind LESSOR in any way.  (o) LESSOR and LESSEE hereby waive any and all rights to a jury trial in any proceeding in any way arising out of this lease.

             29.        [This section intentionally omitted.]

             30.        WAIVERS, ETC.  No consent or waiver, express or implied, by LESSOR, to or of any breach of any covenant, condition or duty of LESSEE shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.  If LESSEE is several persons, several corporations or a partnership, LESSEE’s obligations are joint or partnership and also several.  Unless repugnant to the context, “LESSOR” and “LESSEE” mean the person or persons, natural or corporate, named above as LESSOR and as LESSEE respectively, and their respective heirs, executors, administrators, successors and assigns.

             31.        [This section intentionally omitted.]

             32.        ADDITIONAL PROVISIONS.  (Continued on attached rider(s) if necessary.)

– See Attached Rider –

             IN WITNESS WHEREOF, LESSOR and LESSEE have hereunto set their hands and common seals and intend to be legally bound hereby this 2nd day of September, 1998.

LESSOR:	CUMMINGS PROPERTIES MANAGEMENT, INC.	LESSEE:	COULTER CELLULAR THERAPIES, INC.

By:	/s/ Douglas Stephens	By:	/s/ [illegible]	9/2/98

Executive Vice President

Exhibit A
Coulter Cellular Therapies Lease

Laboratory Benches, Cabinets, Desks and other Casework
Water Purification and Distillation Systems
Laminar Air Flow Systems
HEPA Air Filtration Systems
Fume Hoods
Biosafety and other Laminar Air Flow Cabinets
Steam Generators
Emergency Power Generators
Isolation and Back-up Power Supplies
Autoclaves
Ovens
Glassware, Vial and Stopper Washers
Purified Water Circulation Loops
Compressed Air Systems (excepting in-wall plumbing)
Vacuum Systems (except in-wall plumbing)
Gas Manifold Systems (excepting in-wall plumbing)
Telephones
Telephone Switch Systems (excepting in-wall jacks and wiring)
Computers and Network Systems (excepting in-wall jacks and wiring)
Monitoring and Alarm Systems (excepting in-wall wiring)
Card Access Systems (excepting in-wall wiring)
Public Address Systems (excepting in-wall wiring)
Filing Systems
Bioreactors and other Cell Culture Systems
Incubators
Water Filtration Systems
Analytical Instruments
Refrigerators and Freezers
Cold Rooms and Systems including Insulation
Gases and Fluids Tanks
Compressed Gases Apparatus (excepting in-wall plumbing)
Clean Room Portions and Components other than Lumber-Drywall Installation
Waste Water Treatment Systems

CUMMINGS PROPERTIES MANAGEMENT, INC.
STANDARD FORM
RIDER TO LEASE

The following additional provisions are incorporated into and made a part of the attached lease:

A.	The parties acknowledge and agree that the leased premises consists of approximately 9,110 leasable square feet (including 10.65% common area) at Suite 2100, approximately 5,780 leasable square feet (including 10.65% common area) at Suite 2400, approximately 16,711 leasable square feet (including 10.65% common area) at Suite 2600, approximately 1,352 leasable square feet (including 10.65% common area) at Suite 2900, and approximately 95 leasable square (including 10.65% common area) at Suite 1475.

B.	The parties acknowledge and agree, however, that, as of the execution of this lease, the leased premises have not been demised. Accordingly, upon completion of the modifications provided for herein, LESSOR shall carefully measure the entire leased premises, and if the size including common area does not equal the total number of square feet set forth in the initial paragraph of this lease and in Paragraph A above, LESSOR shall notify LESSEE in writing of the actual revised square footage and the corresponding increase or decrease in rent, based on the same rate per square foot used in this lease.

C.	LESSOR, at LESSOR's cost, shall modify the office areas of the leased premises according to a mutually agreed upon plan and specifications attached hereto within 30 days after LESSOR obtains possession of each office area. LESSEE, at LESSEE's sole expense, shall make any alterations in the lab areas shown on the attached plan, and LESSOR agrees to provide LESSEE's contractor with access to each of the lab areas as LESSOR obtains possession of each of them. If for any reason other than delay requested or caused by LESSEE (which shall include without limitation any additions and/or changes requested by LESSEE to the scope of LESSOR's work and any interference by LESSEE or LESSEE's contractor with LESSOR's work) LESSOR does not substantially complete, except for punch list items, any of the office areas within 30 days after LESSOR obtains possession of any office area, LESSEE shall then be entitled to a proportionate abatement of rent on a per diem basis for the unfinished office area (only) until LESSOR substantially completes its work in that office area.

D.	The parties acknowledge and agree that Suites 2100, 2600 and 2900 are presently under lease to a third party whose lease terminates on or about October 31, 1998. Upon full execution of this lease and full payment of the first month's rent and security deposit, LESSOR will use reasonable efforts to obtain possession of said premises from the existing tenant prior to the termination of its lease. In the event that LESSOR fails for any reason to obtain possession of any of said suites by the commencement date of this lease, LESSEE may take the rent deductions in the schedule below from each monthly rental payment (to be apportioned for any partial month's occupancy) for Suites 2600 and 2900 and for the Suite 2100 office area (as shown on the attached plan) until 30 days after LESSOR obtains possession of each such suite. In addition, notwithstanding the date that LESSOR obtains possession of the Suite 2100 lab area (as shown on the attached plan), LESSEE may deduct $10,929.93 from its rent for the month of October 1998 (only). These rent deductions and the rent abatement provided for in Paragraph C shall be LESSEE's sole remedy for any delay in delivery of Suites 2100, 2600 and 2900.

Suite 2100 office area - discount of $6,505.30 per month
Suite 2600 - discount of $28,199.81 per month
Suite 2900 - discount of $2,281.50 per month
E.	LESSOR, if requested to do so by LESSEE and at LESSEE's sole expense, shall make alterations necessitated by LESSEE's use of the leased premises according to a detailed plan to be mutually agreed upon by both parties. At LESSEE's request, the charges for certain alterations agreed to in advance and completed by LESSOR or LESSOR's agents may be incorporated into the lease by separate amendment to be attached hereto, amortized (with interest) and then paid for by LESSEE in the same manner as base rent which shall otherwise be due.

F.	*If LESSOR should make any alterations and amortize the cost thereof under the preceding paragraph, then LESSEE shall provide LESSOR with additional security in an amount and form satisfactory to LESSOR and LESSOR's counsel to ensure payment of all charges to be amortized.

G.	Provided LESSEE is not then in default of this lease or in arrears of any rent or invoice payment, LESSEE shall have the right to extend this lease, including all terms, conditions, escalations, etc., for two additional periods of five (5) years each ("the extended lease terms") by serving LESSOR with written notice of its desire to so extend the lease. The time for serving such written notice shall be not more than 12 months or less than 6 months prior to the expiration of the then current lease term. Time is of the essence.

H.	Notwithstanding the provisions of Section 1, annual base rent during the first extended lease term shall be recalculated at LESSOR's published annual rental rate as of the commencement of the first extended lease term for office space on floors 1 - 4 of the building less $1.00 per square foot per year, and the base month from which to determine the amount of each "Cost of Living" adjustment during the first extended lease term shall then be changed to January 2004. The "comparison" month shall be changed to November 2004, and the first adjustment during the first extended lease term shall take place with the rent due on January 1, 2005. Section 1 shall continue to apply in all other respects during the first extended lease term.

I.	Notwithstanding the provisions of Section 1, annual base rent during the second extended lease term shall be recalculated at LESSOR's published annual rental rate as of the commencement of the second extended lease term for office space on floors 1 - 4 of the building less $1.00 per square foot per year, and the base month from which to determine the amount of each "Cost of Living" adjustment during the second extended lease term shall then be changed to January 2009. The "comparison" month shall be changed to November 2009, and the first adjustment during the second extended lease term shall take place with the rent due on January 1, 2010. Section 1 shall continue to apply in all other respects during the second extended lease term.

J.	During the initial term of this lease, LESSEE shall have the one-time right of first lease of approximately 1,294 square feet (including 10.65% common area) of additional space at 200 Boston Avenue, Suite 2300 and approximately 2,723 square feet (including 10.65% common area) of additional space at Suite 2500 at LESSOR's then current published rental rate less $1.00 per square foot per year for said spaces as each one becomes available for lease directly from LESSOR, subject to the right of the current lessees (if any) to extend or otherwise renegotiate their leases. Should LESSEE lease any of said space during the first 12 months of this lease, however, the base rate for said space shall be $20.25 per square foot. LESSEE shall have 48 hours from receipt of notice from LESSOR of said availability to execute LESSOR's then current standard form lease amendment for said additional spaces. If LESSOR fails to notify LESSEE of the availability of either of said spaces and leases said space to others, and if LESSEE notifies LESSOR of its desire to lease said space and immediately executes LESSOR's then current standard form amendment for said space, LESSOR shall then have 60 days to relocate the other party. If LESSOR fails to relocate the other party within said 60 days and execute the amendment with LESSEE, then LESSEE may elect, by serving LESSOR written notice within 30 days after expiration of the relocation period, to occupy a similar amount of additional space on a no-charge basis until such time as LESSOR delivers possession of Suites 2300 and/or 2500, as applicable. This election of remedies shall be LESSEE's exclusive remedy for any failure by LESSOR to deliver possession of Suites 2300 and/or 2500 or any breach by LESSOR of the provisions of this paragraph. Time is of the essence.

K.	LESSEE shall have the right to assign this lease or sublet the leased premises to an affiliated corporation, namely a corporation in which LESSEE owns at least a 50 percent interest, a corporation which owns at least a 50 percent interest in LESSEE, a corporation which is under common control with LESSEE, a corporation with which LESSEE merges, or a corporation which is formed as a result of a merger or consolidation involving LESSEE, without further consent from LESSOR [provided LESSEE serves LESSOR with prior written notice to that effect] and provided LESSEE delivers to LESSOR any documents required under this lease, including without limitation certificates of insurance from any assignee or sublessee, prior to the effective date of the assignment or sublease. The provisions of Section 11 shall govern said assignment or sublease in all other respects.

L.	LESSOR hereby consents to the sublease of a portion of the leased premises to Consensus, Inc. an active prospect of LESSOR, provided the parties execute LESSOR's standard sublease consent form prior to Consensus' occupancy. LESSEE shall not otherwise assign this lease or sublease the leased premises to any third party which is then a tenant or active prospect of LESSOR.

M.	* LESSEE may install and maintain at LESSEE's sole expense an illuminated exterior sign on the west face of the building in a location to be designated by LESSOR and in compliance with any and all ordinances, bylaws, and state and local building codes. In addition, prior to commencement of installation, LESSEE shall obtain all necessary permits and LESSOR's written consent as to size, graphics, construction, etc.

N.	* With reference to Section 25 above, no hazardous materials or hazardous wastes shall be used, processed, stored, or disposed of in any manner or form within the leased premises or any extension thereof in violation of any applicable local, state, or federal law, rule or regulation. LESSEE shall be solely responsible for and shall indemnify and hold LESSOR harmless from any and all liability, damage or personal injury associated with any use, processing, storage, or disposal of such materials.

O.	As of the termination date of this lease, LESSEE, at LESSEE's sole expense, shall return the leased premises free from any and all hazardous materials, hazardous wastes, biological, radiological, chemical or other contamination or any other materials arising out of LESSEE's use that are in any way harmful to anyone, and shall be solely responsible for remedying any and all damage, removing any and all contamination, and properly disposing of any hazardous materials, hazardous wastes and contamination. In connection with the foregoing, LESSEE, at LESSEE's sole expense, shall engage an independent and accredited industrial hygiene consultant to certify that as of the termination date of this lease, the entire leased premises and any extension thereof utilized in any way by LESSEE is free from any biological, radiological, chemical or other contamination and is in no way damaged as a result of LESSEE's use of the premises. Said certification shall also specify that none of LESSEE's activities has tendered the premises unsuitable in any respect for unrestricted, unconditional future use and occupation by others. Time is of the essence.

P.	Prior to the termination date of this lease, LESSEE may remove the equipment listed on the mutually agreed upon Exhibit A attached hereto that has been supplied and installed by LESSEE if LESSEE has satisfactorily complied with all other conditions of this lease and if LESSEE repairs any and all damage resulting from such removal and restores the leased premises to their condition prior to the installation of said equipment, all on a timely basis prior to the end of the lease term. Until LESSEE fully completes such removal, repair and restoration, LESSEE shall be considered to be occupying the leased premises, and shall be responsible for rent and all other charges due under this lease, including without limitation rent as provided for in Section 22. Time is of the essence.

Q.	The maximum "Cost of Living" increase during the initial term of the lease (only) shall not exceed 6% in any calendar year.
R.	* Whenever LESSOR's or LESSEE's consent, agreement or approval is required under this lease, said consent, agreement or approval shall not be unreasonably withheld or delayed.
S.	* LESSOR agrees to provide LESSEE with a key for access to the roof of the building and consents to LESSEE's serving the leased premises (only). LESSEE further agrees that no other work shall be carried on or any other equipment installed on the roof without the prior written consent of LESSOR. LESSEE shall be fully responsible for, and agrees to indemnify and hold LESSOR harmless from, any and all property damage and personal injury associated in any way with the activities of LESSEE and LESSEE's agents, employees and contractors on the roof and/or the location, installation or maintenance of LESSEE's equipment on the roof including, but not limited to, damage to the watertight integrity of the roof and the roof membrane from whatever cause.

T.	Notwithstanding Section 2 of the lease, in the event LESSEE elects to extend this lease pursuant to Paragraph 6, LESSOR shall, at the commencement of the extended lease term(s), add to LESSEE's security deposit such interest as would have accrued on the security deposit at the simple interest rate of 4% per annum. This interest shall be held by LESSOR as an additional deposit, and shall be refunded to LESSEE in accordance with Section 2 at the end of the lease term. No interest shall, however, accrue on interest, and no interest shall accrue unless LESSEE extends this lease pursuant to Paragraph G.

U.	Notwithstanding anything in this lease to the contrary, LESSEE may, prior to the commencement of the term hereof and at LESSEE's sole expense, perform or cause to be performed tests and inspections on or at the leased premises as LESSEE may deem necessary or appropriate to address environmental issues, with the exception of soil and groundwater testing, provided LESSEE does not interfere with LESSOR's work.

V.	LESSEE shall have the right to request and procure additional electric capacity at the building from the electric utility provider in order to increase, at LESSEE's sole cost and expense, LESSEE's electric service to 2,500 amps.

W.	To the extent that any inconsistency exists between this Rider to Lease and the attached lease, the terms contained in this Rider to Lease shall control.
X.	With respect to Section 26, LESSOR shall endeavor to provide LESSEE with reasonable notice of any planned shutdown of services in the building that is expected to affect LESSEE's operations.
Y.	LESSOR represents, to the best of its knowledge and belief, that there is no condition at the property of which the leased premises is a part which violates Mass. G.L. c. 21E.
Z.	Notwithstanding Section 28(i) above, in the event that LESSOR fails to obtain possession of the entire leased premises for LESSEE on or before April 1, 1999, LESSEE may then cancel this lease by serving LESSOR with 60 days written notice to that effect on or before April 5, 1999, provided all rent and other charges which would otherwise become due prior to the date of LESSEE's notice have been previously paid in full and LESSEE is not otherwise in default of the lease. LESSOR shall refund the security deposit to LESSEE in accordance with Section 2 above. Time is of the essence.

LESSOR:	CUMMINGS PROPERTIES MANAGEMENT, INC.	LESSEE:	COULTER CELLULAR THERAPIES, INC.

By:	/s/ Douglas Stephens	By:	/s/ [illegible]

Executive Vice President

Date:	September 2, 1998	Date:	September 2, 1998